Exhibit 99.1
En Pointe Technologies, Inc. Announces Financial Results for the Quarter and Six Months Ended March 31, 2008

— Six month net sales increase 4.9% to $157.4 million from prior year six months.
— Second quarter gross profits increase 8.9% to $11.0 million from prior year second quarter.

Los Angeles, CA – May 14, 2008 - En Pointe Technologies, Inc. (NASDAQ:ENPT):  a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its second quarter ended March 31, 2008.  Total net sales in the second quarter of fiscal 2008 decreased 5.3% to $70.6 million when compared to the $74.5 million reported for the second quarter of fiscal 2007.  En Pointe’s gross profits increased by $0.9 million to $11.0 million in the second quarter of fiscal 2008 as compared to $10.1 million reported in the second quarter of fiscal 2007.

For the March 2008 quarter and six months year-to-date En Pointe incurred a loss of $3.0 million, or $0.42 per basic and diluted share, respectively.  This compares with net income of $0.2 million and $0.5 million, or $0.03 and $0.07 per basic and diluted share, reported in the March 2007 quarter and six month periods respectively.

Bob Din, CEO of En Pointe said, “After reviewing our investments, a non-performing investment was written-off in full.  That write-off, along with the expenses related to it, our move to corporate headquarters, and some exceptionally high legal charges in combination reached $1.6 million for the quarter.  We consider the $1.6 million expenses to be special in nature, but when they were combined with the other increases we experienced in operating expenses, the total expense negated the impact of our favorable growth in gross profits that we had for the March 2008 quarter and year-to-date.”  Mr. Din added, “While we are pleased that our gross profits appear to be sustainable and growing, we are not satisfied with the negative impact that our expenses have had on our bottom line profitability and intend to fully address reducing certain operating expenses going forward.”

Operating Highlights

Gross profits were up in both the March 2008 quarter and for the six months ended March 2008 compared with fiscal 2007 results.  Gross profits increased $0.9 million, or 8.9%, in the March 2008 quarter and $2.9 million, or 14.6%, for the six month period.  This was a result of improved gross margins in both product and service sales that increased 2.1% to 15.6% in the March 2008 quarter and by 1.2% to 14.5% for the six months year-to-date.

Operating expenses increased $3.5 million in the March 2008 quarter as compared with the March 2007 quarter, principally due to the $1.1 million of special items mentioned above (exclusive of the $0.5 investment loss included as other expense) and to increases in wage related expenses as more employees were hired that negatively impacted operating income.

Asset Management

At March 31, 2008, the Company had $2.9 million of cash and an additional $32.2 million available under its credit line with GE Commercial Distribution Finance Corporation.  In addition, on March 26, 2008 the Company entered into a one year inventory financing agreement with IBM Credit LLC for $25.0 million, as described in detail in the Company’s current report on Form 8-K, filed March 28, 2008.

Accounts receivable decreased by $14.4 million in the March 2008 quarter reducing the day’s sales outstanding in accounts receivable to 54 days as compared with 62 days in the March 2007 quarter.  At March 31, 2008, long-term debt remained was $0.7 million while stockholders’ equity was $18.0 million.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base.  Founded in 1993 and headquartered in Los Angeles, En Pointe maintains an ISO 9001:2000 certified configuration center in San Bernardino County, California and is well represented in leading national markets throughout the United States.  En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words "estimate," "project," "potential," "intended," "expect," "anticipate," "believe" and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.  Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release.  En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 337-5212
Fax: (310) 324-3149
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 337-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	September 30,
	2008	2007
ASSETS:
Current assets:
Cash	$2,903	$6,000
Restricted cash	77	76
Short term cash investment	46	1,000
Accounts receivable, net	46,983	61,391
Inventories, net	5,777	8,768
Prepaid expenses and other current assets	2,026	1,548
Total current assets	57,812	78,783

Property and equipment, net of accumulated
depreciation and amortization	5,580	5,022

Other assets	4,498	2,201
Total assets	$67,890	$86,006

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable, trade	$21,862	$19,034
Borrowings under line of credit	12,811	30,314
Short-term borrowings and current maturities of long-term debt	1,474	2,450
Accrued liabilities	6,401	6,177
Accrued taxes and other liabilities	4,429	4,364
Total current liabilities	46,977	62,339
Long term liabilities	714	447
Total liabilities	47,691	62,786

Minority interest	1,990	1,957

Total stockholders' equity	18,209	21,263
Total liabilities and stockholders' equity	$67,890	$86,006

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales:
Product	$58,480	$63,225	$132,628	$126,187
Service	12,087	11,273	24,821	23,931
Total net sales	70,567	74,498	157,449	150,118
Cost of sales:
Product	52,446	57,399	120,368	115,096
Service	7,136	7,013	14,202	15,063
Total cost of sales	59,582	64,412	134,570	130,159
Gross profit:
Product	6,034	5,826	12,260	11,091
Service	4,951	4,260	10,619	8,868
Total gross profit	10,985	10,086	22,879	19,959

Selling and marketing expenses	9,539	7,170	18,367	13,721
General and administrative expenses	3,891	2,756	6,967	5,813
Operating (loss) income	(2,445)	160	(2,455)	425

Interest (expense) income, net	(25)	93	41	131
Other (expense) income net	(567)	23	(506)	39
Income before income taxes and minority interest	(3,037)	276	(2,920)	595
(Benefit) provision for income taxes	(6)	4	25	26
(Loss) income before minority interest	(3,031)	272	(2,945)	569
Minority interest	10	(59)	(33)	(84)
Net (loss) income	$(3,021)	$213	$(2,978)	$485
Net (loss) income per share:
Basic	$(0.42)	$0.03	$(0.42)	$0.07
Diluted	$(0.42)	$0.03	$(0.42)	$0.07

Weighted average shares outstanding:
Basic	7,158	7,149	7,158	7,136
Diluted	7,158	7,517	7,158	7,453